Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Celsius Holdings, Inc. 2025 Employee Stock Purchase Plan of our reports dated March 3, 2025, with respect to the consolidated financial statements of Celsius Holdings, Inc. and the effectiveness of internal control over financial reporting of Celsius Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boca Raton, Florida

May 29, 2025